SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 30, 2005

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 30, 2005, we entered into a settlement agreement with one of our customers and one of their customers, resolving a potential claim against us for costs incurred in remedying certain alleged failures of products purchased directly or indirectly from us. The potential claim, which was estimated by our customer to aggregate approximately $31.2 million, was previously described by us in our quarterly reports on Form 10-Q for the quarters ended April 1, 2005 and July 1, 2005. Under the settlement agreement we agreed to pay our customer’s customer $2.5 million in cash and each party agreed to bear its own costs and expenses in connection with the claim. At the same time, we entered into separate agreements with our customer, in part as a result of the claim and in part in an effort to increase our business with the customer, pursuant to which we obtained limited liability on certain future claims and agreed to provide certain rebates for a period of five years beginning October 1, 2005 with a minimum non-refundable amount payable no later than September 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION
(Registrant)

Date: October 7, 2005	By:	/s/ DONALD COLVIN
Donald Colvin
Senior Vice President and Chief Financial Officer

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